Exhibit 5.1

April 17, 2017

Gartner, Inc.

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-770

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 17, 2017 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 593,835 shares of common stock, par value $0.0005 (“Common Stock”), of Gartner, Inc. (the “Company”), to be issued pursuant to restricted share unit awards assumed by the Company (collectively, the “Assumed Awards”) under the CEB Inc. 2012 Stock Incentive Plan (the “2012 Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance of the shares of Common Stock to be issued by the Company pursuant to the Assumed Awards under the 2012 Plan (collectively, the “Shares”).

It is our opinion that the Shares will be, when issued pursuant to the Assumed Awards in the manner referred to in the 2012 Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation